1245 “Q” Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES FIRST QUARTER 2006 RESULTS
Sales Set New Record Under Sales Expansion Plan

LINCOLN, Nebraska (May 2, 2006) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the first quarter ended March 31, 2006.

•	Quarterly net new contracts reached $3.8 million
•	Quarterly revenues increased by 44%
•	Quarterly net income up 63%
•	Quarterly earnings per share growth equals 80%

        Commenting on the results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Our first quarter performance was excellent and provides for a very strong start to 2006.”

        Revenues for the quarter ended March 31, 2006, were $9.5 million compared with revenues of $6.6 million for the same period in 2005. Net income for the quarter ended March 31, 2006, was $1.2 million, or $0.18 per basic and diluted share, compared with net income of $748,100, or $0.10 per basic and diluted share, in the prior-year period. Excluding the $0.02 impact per basic and diluted share related to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R on January 1, 2006, for its share-based compensation plans, earnings per basic and diluted share for the quarter ended March 31, 2006, was $0.20.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, added, “The first quarter’s revenue growth, generated across the Company’s various business units, speaks to the viability of the multiple growth runways we have established over the last few years.”

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NRCI Announces First Quarter Results

May 2, 2006

        A listen-only simulcast of National Research Corporation’s first quarter 2006 conference call will be available online at www.earnings.com on May 3, 2006, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking and improvement services to the healthcare industry in the United States and Canada. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members. The Company develops tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter Results

May 2, 2006

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues	$9,476	$6,597
Operating expenses:
Direct expenses	4,100	2,750
Selling, general and administrative	3,006	2,185
Depreciation and amortization	470	424

Total operating expenses	7,576	5,359

Operating income	1,900	1,238
Other income (expense):
Interest income	82	109
Interest expense	(10)	(101)
Other, net	(14)	(5)

Total other income	58	3

Income before income taxes	1,958	1,241
Provision for income taxes	741	493

Net income	$1,217	$748

Net income per share, basic	$0.18	$0.10

Net income per share, diluted	$0.18	$0.10

Weighted average shares outstanding:
Basic	6,819	7,150
Diluted	6,918	7,202

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NRCI Announces First Quarter Results

May 2, 2006

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March 31, 2006	Dec. 31, 2005
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$1,031	$844
Short-term investments	8,692	9,452
Accounts receivable, net	5,730	5,495
Other current assets	2,417	2,427

Total current assets	17,870	18,218
Net property and equipment	11,860	11,891
Other, net	14,559	14,566

Total Assets	$44,289	$44,675

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,246	$2,007
Deferred revenue	5,630	5,434
Accrued compensation	1,230	1,248
Notes payable	200	1,471
Income taxes payable	208	--

Total current liabilities	8,514	10,160
Non-current liabilities	1,925	1,922

Total Liabilities	10,439	12,082

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,786,576 in 2006 and 7,740,571 in 2005;
outstanding 6,891,576 in 2006 and 6,845,571 in 2005	8	8
Additional paid-in capital	20,837	20,046
Retained earnings	23,889	23,360
Unearned compensation	(509)	(433)
Accumulated other comprehensive income	313	300
Treasury stock	(10,688)	(10,688)

Total shareholders' equity	33,850	32,593

Total Liabilities and Shareholders' Equity	$44,289	$44,675

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